EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-69441) of Kulicke and Soffa Industries, Inc. of our report dated June 15, 2004 relating to the financial statements of Kulicke and Soffa Industries, Inc. Incentive Savings Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Philadelphia, PA

June 27, 2005